Exhibit 99.1

PR Contact:                                 Ian Bruce, Avid, 978.640.5584, ian.bruce@avid.com

IR Contact:                                    Tom Fitzsimmons, Avid, 978.640.3346, tom.fitzsimmons@avid.com

Avid Divests Consumer Businesses and Streamlines Operations

Focuses on Media Enterprises and Professionals

BURLINGTON, MA— July 2, 2012—Today Avid® (NASDAQ: AVID) initiated a series of strategic actions to focus the company on its Media Enterprise and Post & Professional customers and to drive improved operating performance.  As part of these actions, the company is divesting its consumer businesses.  With these changes, Avid will concentrate on core markets where its deep domain expertise, track-record of technical innovation, and strong brand offer the greatest opportunity for success.

“The changes we are announcing today make Avid a more focused and agile company,” said Gary Greenfield, CEO of Avid. “By streamlining and simplifying operations, we expect to deliver improved financial performance and partner more closely with our enterprise and professional customers. Our objective remains to provide these customers with the innovative solutions that allow them to create the most listened to, most watched and most loved media in the world.  I’m excited about our future prospects.”

Avid has agreed to sell its consumer audio and video product lines. The company’s consumer audio products are being sold to inMusic, the parent company of Akai Professional, Alesis and Numark, among others. Headquartered in Cumberland, Rhode Island, inMusic’s brands are best known for producing innovative products for music production, performance and DJing. The products involved in this transaction include M-Audio brand keyboards, controllers, interfaces, speakers and digital DJ equipment and other product lines. Avid will continue to develop and sell its industry-leading Pro Tools® line of software and hardware, as well as associated I/O devices including Mbox and Fast Track.

Separately, the company’s consumer video editing line is being sold to Corel Corporation, a consumer software company headquartered in Ottawa, Canada. The products involved in this transaction include Avid Studio, Pinnacle Studio, and the Avid Studio App for the Apple iPad®, as well as other legacy video capture products.

The divested product lines contributed approximately $91 million of Avid’s 2011 revenue of $677 million.  As part of the transactions, certain employees of Avid will transfer to each acquiring company.  Avid estimates that the proceeds from these transactions will be approximately $17 million, subject to closing inventory adjustment, with a portion held in escrow.  Both transactions are expected to close today, July 2, 2012.

Avid also plans to reduce the number of its employees as it streamlines operations, with approximately 20% of its permanent employee base impacted by the divestitures and headcount reduction plans.   The company currently expects to incur a restructuring charge of approximately $19 to $23 million related to these actions and other associated measures.

The company’s cash balance on March 31, 2012 was $49.7 million.  The proceeds from the sale of these product lines should offset most of the restructuring charges paid in 2012.

Conference Call

A conference call to discuss these actions has been scheduled for today, July 2, 2012 at 12:00 p.m. ET. The call will be open to the public and can be accessed by dialing (719)-325-2234 and referencing confirmation code 2084154.  The call and presentation slides will also be available on Avid’s website. To listen and view the slides, go to http://ir.avid.com/events.cfm prior to the start of the conference call.

Use of Forward-Looking Statements

This release may include forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Statements in this press release that relate to future results or events are forward-looking statements and are based on Avid’s current estimates and assumptions.  Forward-looking statements may be identified by the use of forward-looking words, such as “anticipate,” “believe,” “should,” “estimate,” “expect,” “intend,” “confidence,” “may,” “plan,” “feel,” “could,” “will,” and “would,” or similar expressions. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors, including:  Avid’s ability to execute its strategic plans and meet customer needs; Avid’s ability to realize operational and financial benefits from the sale of its consumer audio and video product lines and the reduction in workforce announced today; its ability to produce innovative products in response to changing market demand, particularly in the media industry; competitive factors; fluctuations in its revenue, based on, among other things, Avid’s performance in particular geographies or markets, fluctuations in foreign currency exchange rates, and seasonal factors; adverse changes in economic conditions; Avid’s liquidity; and other risk factors and uncertainties disclosed previously and from time to time in Avid’s filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements contained herein represent Avid’s estimates only as of today and should not be relied upon as representing the company’s estimates as of any subsequent date. While Avid may elect to update these forward-looking statements at some point in the future, Avid specifically disclaims any obligation to do so, even if the estimates change.

About Avid

Avid creates the digital audio and video technology used to make the most listened to, most watched and most loved media in the world — from the most prestigious and award-winning feature films, music recordings, television shows, to live concert tours and news broadcasts. Some of Avid’s most influential and pioneering solutions include Media Composer®, Pro Tools®, Interplay®, ISIS®, VENUE, Sibelius®, and System 5. For more information about Avid solutions and services, visit www.avid.com, Flickr, Twitter and YouTube; connect with Avid on Facebook; or subscribe to Avid Industry Buzz.

© 2012 Avid Technology, Inc. All rights reserved. Product features, specifications, system requirements and availability are subject to change without notice.  All prices are MSRP for the U.S. and Canada only and are subject to change without notice.  Contact your local Avid office or reseller for prices outside the U.S. and Canada.  Avid, the Avid logo, Fast Track, Media Composer, Pro Tools, Interplay, ISIS, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products.  All other trademarks are the property of their respective owners.

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